Exhibit (e) (4)

STRICTLY CONFIDENTIAL

April 19, 2010

Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention:	Joshua Olshansky
Managing Director

Dear Mr. Olshansky:

In connection with Golden Gate Private Equity, Inc.’s (“you” or “your”) consideration of a possible transaction involving California Pizza Kitchen, Inc. (the “Company”) you have requested nonpublic, confidential and proprietary information concerning the Company. As a condition to your being furnished with such information, you (i) agree to treat any information concerning the Company which is furnished by or on behalf of the Company to you or your affiliates or your or their respective directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisors) (collectively, to the extent that such party receives or uses Confidential Information, “Representatives”), whether furnished on or after March 1, 2010 and regardless of the manner in which it is furnished, together with analyses, compilations, studies or other documents or records prepared by you or any of your Representatives to the extent that such analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from such information (hereinafter collectively referred to as the “Confidential Information”), in accordance with the provisions of this agreement and (ii) hereby acknowledge the confidential and proprietary nature of the Confidential Information. Notwithstanding anything to the contrary herein, none of your unaffiliated potential financing sources, joint venture partners or co-investors (including any bank or unaffiliated party with whom you now or hereafter intend to jointly pursue a transaction with the Company) (each, a “Potential Financing Source”) shall be considered “Representatives” hereunder without (i) prior written notice from you to the Company identifying each such Potential Financing Source and (ii) the prior written consent of the Company (which consent may be received by way of electronic mail).

The term “Confidential Information” (i) will also include (a) the existence of this agreement and that the Confidential Information has been made available to you, your Representatives or any other person, (b) that discussions or negotiations are taking place concerning a possible transaction involving the Company, and/or (c) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof; but (ii) does not include information which you can reasonably establish (w) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement, (x) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known to you (after reasonable inquiry) to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation to the Company, (y) was within your or your Representatives’ possession prior to its being furnished to you by or on behalf of the Company, as evidenced by your or your Representatives’ prior internal documentation, provided that the source of such information was not known to you or such Representative (in each case, after reasonable inquiry) to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation to the Company, or (z) is or was independently developed by you or your Representatives without violating the terms of this agreement. Any combination of Confidential Information shall not be deemed to be within the foregoing exceptions because individual features of the Confidential Information are in the public domain.

Restrictions on Disclosure and Use. You hereby agree that the Confidential Information will be used solely for the purpose of evaluating a possible transaction between the Company and you, and not used for any other purpose, and that such Confidential Information will be kept confidential by you and will not be disclosed to any person other than (a) your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that, prior to any such disclosure, such Representatives shall have been informed by you of the confidential and proprietary nature of the Confidential Information, advised of this agreement and shall have agreed to be bound by the provisions hereof), and (b) any other person to which the Company consents in writing prior to disclosure. In any event, you shall be responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all commercially reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

In the event that you or any of your Representatives are requested or required (by law, rule, regulation, oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you will, or will direct your Representatives to, provide the Company with prompt notice (written, if practical) of any such request or requirement (to the extent that providing such notice is not prohibited by law) so that the Company may seek an appropriate protective order or other such remedy as the Company deems appropriate, and you will and will direct your Representatives to reasonably consult and cooperate with the Company, at the Company’s sole cost and expense, in seeking any such remedy. If, failing the entry of a protective order, you reasonably determine, after consultation with your outside counsel, that you are required to disclose Confidential Information, you may disclose that portion of the Confidential Information that such counsel advises that you are required to disclose; provided, that you use reasonable best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

Company Contact. It is understood that Moelis & Company LLC (“Moelis”), in its capacity as financial advisor to the Company, will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding this transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Moelis.

Nonsolicitation. For a period of two years following the date hereof, you will not, directly or indirectly, solicit for employment or employ any (i) officer, director or senior-level employee of the Company or any of its subsidiaries or (ii) other employee to whom you or your Representatives have first been introduced during your evaluation of any Confidential Information, except that you shall not be precluded from (x) soliciting or hiring any such employee who has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between you and such employee, (y) employing or soliciting any such person who contacts you or your agents on his or her own initiative without any otherwise prohibited solicitation, or (z) making general solicitations not specifically directed at either the Company or its respective employees or employing or soliciting any person who responds to such general solicitation.

No Warranty. You understand and acknowledge that any and all information contained in the Confidential Information is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, on the part of the Company or Moelis. You agree that none of the Company, Moelis or any of their respective affiliates or representatives shall have any liability to you or any of your Representatives by virtue of this agreement. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

Ownership and Return of Confidential Information. All Confidential Information disclosed by the Company shall be and shall remain the property of the Company. In the event that you decide not to proceed with a potential transaction with the Company, you shall promptly notify the Company or Moelis of that decision. In the event that the Company, in its sole discretion, requests in writing at any time, you shall, promptly upon receipt of such request from the Company, return or destroy, at your sole election, all Confidential Information in your possession or in the possession of your Representatives. Any destruction of materials shall be verified by you in writing by one of your duly authorized officers. Notwithstanding the foregoing, you shall be entitled to keep (i) electronic copies of Confidential Information created pursuant to standard archival or back-up procedures and (ii) one or more archival copies of any investment committee memoranda, due diligence memoranda or other similar analyses, compilations, studies or other documents containing or referencing Confidential Information in your records if you reasonably determine, after consulting with your outside counsel, that you are so required by legal or fiduciary duties. Any Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this agreement, which obligations will survive the termination of this agreement until such Confidential Information is returned or destroyed in accordance with this paragraph.

No Obligation. You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives and to terminate discussions and negotiations with you or your Representatives at any time. In addition, you acknowledge that the Company may conduct any process for a transaction involving the Company as it may determine and any procedures relating to such transaction may be changed at any time without notice to you or any other person.

Standstill. You agree that, for a period ending on the earlier of (x) two years from the date hereof and (y) the consummation of a Combination Transaction, without the prior written consent of the Company, you will not, nor will you permit your affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended, but not including any of your affiliates who do not receive from you or on your behalf or otherwise use the Confidential Information; provided that such affiliates’ actions are not taken in connection with any plan, arrangement, understanding or intention to influence, or affect control over, the management, Board of Directors or policies of the Company) to, (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, in one or more related or unrelated transactions, securities of the Company that result in you and such affiliates, in the aggregate, owning in excess of five percent (5%) of the outstanding voting securities of the Company, securities convertible into or exchangeable for voting securities of the Company, or direct or indirect rights or options to acquire any voting securities of the Company; provided that you agree that none of the foregoing actions shall be taken in connection with any plan, arrangement, understanding or intention to influence, or affect control over, the management, Board of Directors or policies of the Company; (ii) except at the specific written request of the Company, propose to enter into any merger or business combination involving the Company or to purchase a material portion of the assets of the Company; (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities Exchange Act of 1934 (the “1934 Act”)), or seek to advise or influence any person with respect to the voting of, any voting securities of the Company; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of the Company; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company; (vi) except as otherwise specifically provided in this letter agreement, publicly announce or refer to any proposal for an extraordinary corporate transaction (including a business combination, merger or other transaction with you) involving the Company, or take any other action for the purpose of requiring, or that is reasonably likely to cause, the Company or its representatives to make a public announcement regarding the possibility of any such extraordinary corporate transaction; (vii) except as otherwise specifically provided in this letter agreement, disclose any intention, plan or arrangement inconsistent with the foregoing or advise, assist or encourage any other persons in connection with the foregoing; or (viii) request that the Company or any of its representatives, directly or indirectly, amend or waive any provision of this paragraph. Notwithstanding the foregoing, upon the signing and announcement by the Company of a proposed Combination Transaction, you or your affiliates may further propose to the Company to enter into any merger or business combination involving the Company or to purchase a material portion of the assets of the Company, provided that such offer is not publicly announced or disclosed.

A “Combination Transaction” shall mean a transaction in which (i) a person or “group” (within the meaning of Section 13(d) under the Exchange Act) acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of the Company or properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries, including by way of a merger or other business combination with the Company or any of its subsidiaries, or (ii) in any case not covered by (i), (A) the Company issues securities representing 50% or more of its total voting power, or (B) the Company engages in a merger or other business combination such that the holders of voting securities of the Company immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity.

Federal Securities Laws. You acknowledge that you are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the 1934 Act and the rules and regulations promulgated thereunder.

Remedies. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this agreement, the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) shall reimburse the prevailing party for its reasonable out-of-pocket legal fees and expenses incurred in connection with such litigation, including any appeals therefrom.

Waiver. No failure or delay in exercising any right, power or privilege hereunder, nor any single or partial exercise thereof, shall preclude any exercise of any right, power or privilege hereunder.

Governing Law; Jurisdiction. This agreement shall be governed and construed in accordance with the laws of the state of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. You agree, on behalf of yourself and your Representatives, to submit to the jurisdiction of any court of competent jurisdiction located in the state of California to resolve any dispute relating to this agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.

Term. Except as otherwise explicitly stated herein, your obligations under this agreement shall expire two years from the date hereof; provided, however, that Confidential Information qualifying as a trade secret under California Civil Code Section 3426.1(d) at the time of the disclosure of the Confidential Information and identified to you as a trade secret shall be kept confidential until the earlier of (i) the time such trade secret no longer satisfies such requirements or (ii) five years from the date hereof, notwithstanding the expiration of the term hereunder.

This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

(Signature page follows)

Very truly yours,

CALIFORNIA PIZZA KITCHEN, INC.

By:	/s/ Susan M. Collyns
	Name:	Susan M. Collyns
	Title:	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Secretary

Accepted and agreed as of the

date first written above:

GOLDEN GATE PRIVATE EQUITY, INC.

By:	/s/ Joshua Olshansky
Name: Joshua Olshansky
Title: Managing Director

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